Exhibit 99.1

CONTACT:	Martin de Laureal Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, Louisiana 70121 504/729-1400	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES ANNOUNCES COMPLETION OF
TENDER OFFER FOR ITS 10 3/4% SENIOR SUBORDINATED NOTES DUE 2008

NEW ORLEANS, LA, February 18, 2005. . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) (the “Company”) announced today the completion of its previously announced tender offer and consent solicitation (the “Offer”) for any and all $300 million outstanding principal amount of its 10 3/4% Senior Subordinated Notes due 2008 (CUSIP No. 860370AD7) (the “Notes”).

A total of $298.3 million in aggregate principal amount of the Notes (99.4% of the outstanding Notes) were tendered prior to the expiration date of 5:00 p.m., New York City time, today. The Company previously accepted for purchase and paid for approximately $298.2 million in aggregate principal amount of the Notes tendered pursuant to the Offer. The Company expects to accept for purchase and pay for the remaining tendered Notes on or about February 22, 2005. The amendments to the indenture governing the Notes that were proposed by the Company in connection with the Offer, which eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes, were approved by written consent of the tendering holders of the Notes and became operative on February 11, 2005 upon the Company’s acceptance of the tendered Notes for purchase.

Banc of America Securities LLC acted as the Company’s exclusive dealer manager and solicitation agent in connection with the Offer.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 236 funeral homes and 147 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.